Exhibit 99.1

Orient Paper Announces Unaudited Preliminary Results for Fiscal Year 2009

BAODING, China, Feb. 5 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. ("HBOP"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced unaudited preliminary results for the year ended December 31, 2009. The Company will release full financial results prior to filing its Form 10-K on or before March 31, 2010.

For the year ended December 31, 2009, total unaudited revenue increased 57%, to approximately $102.1 million from $65.2 million in the year ended December 31, 2008. Full year 2009 unaudited net income was approximately $12.5 million, or unaudited $1.03 per diluted share, up 43% from $8.8 million, or $0.81 per diluted share, for the year ended December 31, 2008.

"In fiscal 2009, demand outpaced our production capacity, which resulted in a 57% increase in revenue," said Mr. Zhenyong Liu, Chairman and Chief Executive Officer. "Our profitability significantly increased in the full year of 2009, attributable to growth in repeat orders from our current customer base, as well as the addition of new clients. We remain confident that we will continue to achieve strong business growth in 2010, and are confident we will achieve our make good guidance of $18.0 million in net income in fiscal 2010."

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenue and net income for fiscal 2009; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the in dustry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

 For further information, please contact:

Orient Paper, Inc.
Winston Yen, CFO
Tel: +1-562-818-3817 (Los Angeles)
Email: info@orientalpapercorporation.com

CCG Investor Relations
Elaine Ketchmere, Partner
Tel: +1-310-954-1345
Email: elaine.ketchmere@ccgir.com

Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com